CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to our firm being named as the Independent Registered Public Accounting Firm in the N-1A.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 22, 2021